Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES THIRD QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, October 17, 2024 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $24.1 million, or $0.42 per diluted share, for the three months ended September 30, 2024, an increase from $19.7 million, or $0.33 per diluted share, for the corresponding prior year period, and $23.4 million, or $0.40 per diluted share, for the prior linked quarter. For the nine months ended September 30, 2024, the Company reported net income available to common stockholders of $75.1 million, or $1.29 per diluted share, an increase from $73.3 million, or $1.24 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Nine Months Ended,
Performance Ratios (Annualized):	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Return on average assets	0.71%	0.70%	0.57%	0.74%	0.73%
Return on average stockholders’ equity	5.68	5.61	4.75	5.98	6.03
Return on average tangible stockholders’ equity (a)	8.16	8.10	6.93	8.62	8.85
Return on average tangible common equity (a)	8.57	8.51	7.29	9.05	9.31
Efficiency ratio	65.77	62.86	63.37	62.71	62.15
Net interest margin	2.67	2.71	2.91	2.73	3.09
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”) are non-GAAP (“generally accepted accounting principles”) financial measures and exclude the impact of intangible assets and goodwill from both assets and stockholders’ equity. ROTCE also excludes preferred stock from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures,” “Selected Quarterly Financial Data” and “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the three and nine months ended September 30, 2024 were $23.2 million and $71.5 million, respectively, or $0.39 and $1.22 per diluted share, an increase from $18.6 million or $0.32 per diluted share and a decrease from $78.4 million or $1.33 per diluted share, for the corresponding prior year periods, and an increase from $22.7 million, or $0.39 per diluted share, for the prior linked quarter.
Core earnings PTPP1 for the three and nine months ended September 30, 2024 was $30.9 million and $99.8 million, respectively, or $0.53 and $1.71 per diluted share, as compared to $35.0 million and $118.7 million, or $0.59 and $2.01 per diluted share, for the corresponding prior year periods, and $32.7 million, or $0.56 per diluted share, for the prior linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
Core Ratios[1] (Annualized):	2024	2024	2023	2024	2023
Return on average assets	0.69%	0.68%	0.54%	0.71%	0.78%
Return on average tangible stockholders’ equity	7.85	7.86	6.54	8.20	9.46
Return on average tangible common equity	8.24	8.26	6.88	8.61	9.96
Efficiency ratio	66.00	63.47	64.29	63.49	60.79
Core diluted earnings per share	$0.39	$0.39	$0.32	$1.22	$1.33
Core PTPP diluted earnings per share	0.53	0.56	0.59	1.71	2.01

Key developments for the recent quarter are described below:
•Net Interest Income Stabilization: Net interest income of $82.2 million for the quarter as compared to $82.3 million in the prior linked quarter.
•Deposits: Total deposits increased by $122.2 million to $10.1 billion from $10.0 billion and the loan-to-deposit ratio was 99% at September 30, 2024.
1 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP” or “Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation expense, net (gain) loss on equity investments, net loss on sale of investments, net gain on sale of trust business, the Federal Deposit Insurance Corporation (“FDIC”) special assessment, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and provision for credit losses. Refer to “Explanation of Non-GAAP Financial Measures,” “Selected Quarterly Financial Data” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

•Strategic Investments: The results include $3.3 million of expenses, of which $1.7 million related to merger and acquisition costs, for the talent acquisition of Garden State Home Loans, Inc. and acquisition of Spring Garden Capital Group, LLC.2 These are expected to improve future operating performance by expanding fee revenue and specialty finance offerings.
•Asset Quality: Asset quality metrics remain strong as non-performing loans and loans 30 to 89 days past due as a percentage of total loans receivable were 0.28% and 0.15%, respectively. Non-performing loans decreased by $5.3 million, to $28.1 million, and the Company recorded net loan recoveries of $88,000 for the quarter.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to present our current quarter results, which builds on the existing strength of our balance sheet, including robust capital and asset quality, coupled with stabilization of net interest income and margin. The quarter includes additional investments in mortgage banking activities, which will expand our digital channels and fee revenue and, in October, we completed an acquisition of a specialty finance company expanding our product offerings.” Mr. Maher added, “Additionally, the Company hosted its third annual CommUNITYFirst Day. Thank you to our incredible employees and community partners for a successful event involving over 700 employees and nearly 3,000 hours across our communities.”
The Company’s Board of Directors declared its 111th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on November 15, 2024 to common stockholders of record on November 4, 2024. The Company’s Board of Directors also declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on November 15, 2024 to preferred stockholders of record on October 31, 2024.
2 The talent acquisition of Garden State Home Loans, Inc. was effective August 3, 2024. Additionally, the acquisition of Spring Garden Capital Group, LLC was effective October 1, 2024.

Results of Operations
The current quarter was impacted by a continued mix-shift and repricing of funding costs. Further, the results were impacted by the following non-recurring events: $1.7 million of merger related expenses, a $1.4 million gain on sale of a portion of the Company’s trust business, a $855,000 gain on sale of assets held for sale, and the resolution, via sale of collateral, of a single commercial real estate relationship of $7.2 million that was moved to non-accrual and partially charged-off in prior periods.
Net Interest Income and Margin
Three months ended September 30, 2024 vs. September 30, 2023
Net interest income decreased to $82.2 million, from $91.0 million, primarily reflecting the net impact of the higher interest rate environment.
Net interest margin decreased to 2.67%, from 2.91%, which included the impact of purchase accounting accretion of 0.02% and 0.06%, respectively. Net interest margin decreased primarily due to the increase in cost of funds outpacing the increase in yield on average interest-earning assets.
Average interest-earning assets decreased by $152.1 million due to balance sheet contraction while the average yield for interest-earning assets increased to 5.26%, from 5.08%.
The cost of average interest-bearing liabilities increased to 3.20%, from 2.71%, primarily due to higher cost of deposits. The total cost of deposits (including non-interest bearing deposits) increased to 2.44%, from 1.99%. Average interest-bearing liabilities decreased by $5.8 million, primarily due to a decrease in total deposits, largely offset by an increase in total borrowings.
Nine months ended September 30, 2024 vs. September 30, 2023
Net interest income decreased to $250.7 million, from $281.9 million, reflecting the net impact of the higher interest rate environment. Net interest margin decreased to 2.73%, from 3.09%, which included the impact of purchase accounting accretion and prepayment fees of 0.04% and 0.05% for the respective periods.

Average interest-earning assets increased by $45.8 million, primarily driven by an increase in securities growth of $153.9 million, which was funded through the decrease of $135.4 million of interest-earning deposits and short-term investments. The average yield increased to 5.25%, from 4.90%.
The total cost of average interest-bearing liabilities increased to 3.12%, from 2.29%. The total cost of deposits (including non-interest bearing deposits) increased to 2.37%, from 1.48%. Average interest-bearing liabilities increased by $258.0 million, primarily due to an increase in total deposits, partly offset by a decrease in total borrowings.
Three months ended September 30, 2024 vs. June 30, 2024
Net interest income decreased by $44,000, as the increase in cost of deposits slightly outpaced the decrease in Federal Home Loan Bank (“FHLB”) advance costs and the yield of average interest earning assets. Net interest margin decreased to 2.67%, from 2.71%, which included the impact of purchase accounting accretion of 0.02% and 0.04% for the respective periods.
Average interest-earning assets increased by $28.9 million, primarily due to an increase in interest-earning deposits and short-term investments, partly offset by a decrease in loans. The yield on average interest-earning assets increased to 5.26%, from 5.25%.
The total cost of average interest-bearing liabilities increased to 3.20%, from 3.14%, primarily due to higher cost of deposits. Total cost of deposits (including non-interest bearing deposits) increased to 2.44%, from 2.37%. Average interest-bearing liabilities increased by $1.8 million, primarily due to an increase in FHLB advances, partly offset by a decrease in deposits and other borrowings.
Provision for Credit Losses
    Provision for credit losses for the three and nine months ended September 30, 2024 was $517,000 and $4.2 million, respectively, as compared to $10.3 million and $14.5 million for the corresponding prior year periods, and $3.1 million in the prior linked quarter. The lower provision for the current quarter was a result of flat loan growth, net loan recoveries, and the net effect of shifts in the Company’s loan portfolio and external macro economic forecasts.
Net loan recoveries were $88,000 and net loan charge-offs were $1.7 million for the three and nine months ended September 30, 2024, respectively, as compared to net loan charge-offs of $8.3 million for both the three and nine months ended September 30, 2023. Net loan charge-offs were $1.5 million in the prior linked quarter. The prior year periods and prior linked quarter included partial charge-offs of $8.4 million and $1.6 million, respectively, for the single commercial real estate relationship disclosed previously. Refer to “Results of Operations” section for further discussion.
Non-interest Income
Three months ended September 30, 2024 vs. September 30, 2023
Other income increased to $14.7 million, as compared to $10.8 million. Other income was favorably impacted by non-core operations related to net gains on equity investments of $1.4 million and $1.5 million, for the respective quarters, and a $1.4 million gain on sale of a portion of the Company’s trust business in the current quarter.
Excluding non-core operations, other income increased by $2.5 million, primarily driven by increases in fees and service charges of $918,000 related to treasury management fees, a non-recurring gain on sale of assets held for sale of $855,000, and net gain on sale of loans of $439,000.
Nine months ended September 30, 2024 vs. September 30, 2023
Other income increased to $38.0 million, as compared to $21.8 million. The current period was favorably impacted by non-core operations related to net gains on equity investments of $4.2 million and a $2.6 million gain on sale of a portion of the Company’s trust business. The prior year was adversely impacted by non-core operations of $6.6 million, primarily related to losses on sale of investments.
Excluding non-core operations, other income increased by $2.8 million, primarily driven by increases in the cash surrender value of bank owned life insurance of $1.5 million, which included one-

time death benefits in the current period, net gain on sale of loans of $1.2 million, and gain on sale of assets held for sale of $855,000. This was partially offset by a decrease in trust and asset management revenue of $590,000, related to the sale of a portion of the Company’s trust business.
Three months ended September 30, 2024 vs. June 30, 2024
Other income in the prior linked quarter was $11.0 million and was favorably impacted by non-core operations of $887,000 related to net gains on equity investments. Excluding non-core operations, other income increased by $1.7 million, primarily due increases in fees and service charges of $1.1 million related to treasury management fees, and the gain on sale of assets held for sale of $855,000, as noted above.
Non-interest Expense
Three months ended September 30, 2024 vs. September 30, 2023
Operating expenses decreased to $63.7 million, as compared to $64.5 million. Operating expenses were adversely impacted by non-core operations related to merger related expenses of $1.7 million in the current quarter.
Excluding non-core operations, operating expenses decreased by $2.4 million. The primary driver was a decrease in professional fees of $3.3 million as the Company realized benefits from the performance improvement initiatives and investments made in the prior periods. This was partially offset by an increase in other operating expense of $1.1 million, which was partly due to additional loan servicing expenses.
Nine months ended September 30, 2024 vs. September 30, 2023
Operating expenses decreased to $181.0 million, as compared to $188.7 million. Operating expenses were adversely impacted by $2.1 million in the current year of non-core operations related to merger related expenses and a FDIC special assessment, and by $92,000 in the prior year for merger related and net branch consolidation expenses.

Excluding non-core operations, operating expenses decreased by $9.7 million. The primary drivers were decreases in professional fees of $8.6 million and compensation and employee benefits expenses of $1.9 million, which were due to the same initiatives discussed in the three-month periods above. This was partially offset by an increase in other operating expenses of $1.3 million, which was partly due to additional loan servicing expenses.
Three months ended September 30, 2024 vs. June 30, 2024
Excluding non-core operations, operating expenses increased by $3.4 million. The primary drivers were increases in compensation and benefits of $2.7 million, related to additional personnel in connection with the expansion of fee revenue noted above, and other operating expense of $854,000, which was partly due to additional loan servicing expenses.
Income Tax Expense
The provision for income taxes was $7.5 million and $25.2 million for the three and nine months ended September 30, 2024, respectively, as compared to $6.5 million and $24.1 million for the same prior year periods, and $7.1 million for the prior linked quarter. The effective tax rate was 22.9% and 24.4% for the three and nine months ended September 30, 2024, respectively, as compared to 23.9% and 24.0% for the same prior year periods, and 22.5% for the prior linked quarter. The Company’s current quarter effective tax rate was positively impacted by geographic mix as compared to the same prior year period and the nine months ended September 30, 2024 was adversely impacted by the non-recurring write-off of a deferred tax asset of $1.2 million net of other state effects. The prior linked quarter’s effective tax rate was positively impacted by the net effect of state law changes.
Financial Condition
September 30, 2024 vs. December 31, 2023
Total assets decreased by $49.8 million to $13.49 billion, from $13.54 billion, primarily due to decreases in loans, partly offset by net increase in total debt securities. Total loans decreased by $172.4 million to $10.02 billion, from $10.19 billion, primarily due to a decrease in the total commercial portfolio of $188.4 million driven by loan payoffs. The loan pipeline increased by $168.6 million to $351.6 million, from $183.0 million. Held-to-maturity debt securities decreased by $84.6 million to $1.08 billion, from $1.16 billion, primarily due to principal repayments. Debt securities available-for-sale increased $157.9 million to $911.8 million, from $753.9 million, primarily due to new purchases. Other assets decreased by $20.3 million to $159.3 million, from $179.7 million, primarily due to a decrease in market values associated with customer interest rate swap programs.
Total liabilities decreased by $82.3 million to $11.79 billion, from $11.88 billion primarily related to lower deposits and a funding mix shift. Deposits decreased by $318.8 million to $10.12 billion, from $10.43 billion, primarily due to decreases in high-yield savings accounts of $326.9 million and time deposits of $224.6 million, offset by increases in money market accounts of $266.8 million. Time deposits decreased to $2.22 billion, from $2.45 billion, representing 22.0% and 23.4% of total deposits, respectively, which was primarily related to planned runoff of brokered time deposits, which decreased by $430.4 million, offset by increases in retail time deposits of $221.4 million. The loan-to-deposit ratio was 99.1%, as compared to 97.7%. FHLB advances increased by $43.2 million to $891.9 million, from $848.6 million and other borrowings increased by $223.5 million to $419.9 million, from $196.5 million, as a result of lower cost funding availability.
Other liabilities decreased by $43.1 million to $257.6 million, from $300.7 million, primarily due to a decrease in the market values of derivatives associated with customer interest rate swaps and related collateral received from counterparties.
Capital levels remain strong and in excess of “well-capitalized” regulatory levels at September 30, 2024, including the Company’s estimated common equity tier one capital ratio which increased to 11.3%, up approximately 40 basis points from December 31, 2023.
    Total stockholders’ equity increased to $1.69 billion, as compared to $1.66 billion, primarily reflecting net income, partially offset by capital returns comprising of dividends and share repurchases. For the nine months ended September 30, 2024, the Company repurchased 1,383,238 shares totaling

$21.5 million representing a weighted average cost of $15.38. The Company had 1,551,200 shares available for repurchase under the authorized repurchase program. Additionally, accumulated other comprehensive loss decreased by $8.7 million primarily due to increases in fair market value of available-for-sale debt securities, net of tax.
The Company completed its annual goodwill impairment test as of August 31, 2024. Based on a quantitative assessment, the Company concluded that goodwill was not impaired. However, the Company continues to monitor its goodwill as further and continued negative industry and economic trends and decline in the Company’s stock price may result in a re-evaluation before the next required annual test.
The Company’s tangible common equity3 increased by $35.0 million to $1.13 billion. The Company’s stockholders’ equity to assets ratio was 12.56% at September 30, 2024, and tangible common equity to tangible assets ratio increased by 30 basis points during the quarter to 8.68%, primarily due to the drivers described above.
Book value per common share increased to $29.02, as compared to $27.96. Tangible book value per common share3 increased to $19.28, as compared to $18.35.

Asset Quality
September 30, 2024 vs. December 31, 2023
Overall asset quality metrics remained stable. The Company’s non-performing loans decreased to $28.1 million from $29.5 million and represented 0.28% and 0.29% of total loans, respectively. The allowance for loan credit losses as a percentage of total non-performing loans was 245.45%, as compared to 227.21%. The level of 30 to 89 days delinquent loans decreased to $15.5 million, from $19.2 million. Criticized and classified assets increased to $189.1 million, from $146.9 million. The
3 Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures and exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Company’s allowance for loan credit losses was 0.69% of total loans, as compared to 0.66%. Refer to “Provision for Credit Losses” section for further discussion.
The Company’s asset quality, excluding purchased with credit deterioration (“PCD”) loans, was as follows. Non-performing loans decreased to $25.3 million, from $26.4 million. The allowance for loan credit losses as a percentage of total non-performing loans was 273.51%, as compared to 254.64%. The level of 30 to 89 days delinquent loans, excluding non-performing loans, decreased to $14.2 million, from $17.7 million. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $74.8 million, or 0.75% of total loans, as compared to $74.7 million, or 0.73% of total loans.
Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, all of which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.

Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, October 18, 2024 at 11:00 a.m. Eastern Time. The direct dial number for the call is (833) 470-1428, using the access code 257920. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 120573, from one hour after the end of the call until November 15, 2024. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *
    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.5 billion regional bank providing financial services throughout New Jersey and in the major metropolitan areas between Massachusetts and Virginia. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “will”, “should”, “may”, “view”, “opportunity”, “potential”, or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio, and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the effect of the Company’s rating under the Community Reinvestment Act, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2024	2024	2023	2023
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$214,171	$181,198	$153,718	$408,882
Debt securities available-for-sale, at estimated fair value	911,753	721,484	753,892	453,208
Debt securities held-to-maturity, net of allowance for securities credit losses of $902 at September 30, 2024, $958 at June 30, 2024, $1,133 at December 31, 2023 and $932 at September 30, 2023 (estimated fair value of $1,007,781 at September 30, 2024, $1,003,850 at June 30, 2024, $1,068,438 at December 31, 2023 and $1,047,342 at September 30, 2023)	1,075,131	1,105,843	1,159,735	1,189,339
Equity investments	95,688	104,132	100,163	97,908
Restricted equity investments, at cost	98,545	92,679	93,766	82,484
Loans receivable, net of allowance for loan credit losses of $69,066 at September 30, 2024, $68,839 at June 30, 2024, $67,137 at December 31, 2023 and $63,877 at September 30, 2023	9,963,598	9,961,117	10,136,721	10,068,156
Loans held-for-sale	23,036	2,062	5,166	—
Interest and dividends receivable	48,821	50,976	51,874	50,030
Premises and equipment, net	116,087	117,392	121,372	122,646
Bank owned life insurance	269,138	267,867	266,498	265,071
Assets held for sale	—	28	28	3,004
Goodwill	506,146	506,146	506,146	506,146
Core deposit intangible	7,056	7,859	9,513	10,489
Other assets	159,313	202,972	179,661	240,820
Total assets	$13,488,483	$13,321,755	$13,538,253	$13,498,183
Liabilities and Stockholders’ Equity
Deposits	$10,116,167	$9,994,017	$10,434,949	$10,533,929
Federal Home Loan Bank advances	891,860	789,337	848,636	606,056
Securities sold under agreements to repurchase with customers	81,163	80,000	73,148	82,981
Other borrowings	419,927	424,490	196,456	196,183
Advances by borrowers for taxes and insurance	27,282	25,168	22,407	29,696
Other liabilities	257,576	332,074	300,712	411,734
Total liabilities	11,793,975	11,645,086	11,876,308	11,860,579
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,693,654	1,675,885	1,661,163	1,636,891
Non-controlling interest	854	784	782	713
Total stockholders’ equity	1,694,508	1,676,669	1,661,945	1,637,604
Total liabilities and stockholders’ equity	$13,488,483	$13,321,755	$13,538,253	$13,498,183

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$136,635	$136,049	$133,931	$409,805	$384,755
Debt securities	19,449	19,039	15,223	58,349	43,829
Equity investments and other	5,441	4,338	9,256	14,399	18,956
Total interest income	161,525	159,426	158,410	482,553	447,540
Interest expense:
Deposits	62,318	60,071	53,287	182,244	112,551
Borrowed funds	16,988	17,092	14,127	49,603	53,082
Total interest expense	79,306	77,163	67,414	231,847	165,633
Net interest income	82,219	82,263	90,996	250,706	281,907
Provision for credit losses	517	3,114	10,283	4,222	14,525
Net interest income after provision for credit losses	81,702	79,149	80,713	246,484	267,382
Other income:
Bankcard services revenue	1,615	1,571	1,507	4,602	4,381
Trust and asset management revenue	384	419	662	1,329	1,919
Fees and service charges	6,096	5,015	5,178	15,584	15,939
Net gain on sales of loans	505	420	66	1,282	119
Net gain (loss) on equity investments	1,420	887	1,452	4,230	(5,908)
Income from bank owned life insurance	1,779	1,726	1,390	5,367	3,853
Commercial loan swap income	414	241	11	793	712
Other	2,471	706	496	4,768	748
Total other income	14,684	10,985	10,762	37,955	21,763
Operating expenses:
Compensation and employee benefits	35,844	33,136	35,534	101,739	103,676
Occupancy	5,157	5,175	5,466	15,531	15,970
Equipment	1,026	1,068	1,172	3,224	3,478
Marketing	1,385	1,175	1,183	3,550	3,126
Federal deposit insurance and regulatory assessments	2,618	2,685	2,557	8,438	6,771
Data processing	5,940	6,018	6,086	17,914	18,405
Check card processing	1,153	1,075	1,154	3,278	3,649
Professional fees	1,970	2,161	5,258	6,863	15,439
Amortization of core deposit intangible	803	810	987	2,457	3,008
Branch consolidation expense, net	—	—	—	—	70
Merger related expenses	1,669	—	—	1,669	22
Other operating expense	6,171	5,317	5,087	16,365	15,109
Total operating expenses	63,736	58,620	64,484	181,028	188,723
Income before provision for income taxes	32,650	31,514	26,991	103,411	100,422
Provision for income taxes	7,464	7,082	6,459	25,183	24,109
Net income	25,186	24,432	20,532	78,228	76,313
Net income (loss) attributable to non-controlling interest	70	59	(135)	72	(34)
Net income attributable to OceanFirst Financial Corp.	25,116	24,373	20,667	78,156	76,347
Dividends on preferred shares	1,004	1,004	1,004	3,012	3,012
Net income available to common stockholders	$24,112	$23,369	$19,663	$75,144	$73,335
Basic earnings per share	$0.42	$0.40	$0.33	$1.29	$1.24
Diluted earnings per share	$0.42	$0.40	$0.33	$1.29	$1.24
Average basic shares outstanding	58,065	58,356	59,104	58,405	59,037
Average diluted shares outstanding	58,068	58,357	59,111	58,407	59,068

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		September 30,	June 30,	March 31,	December 31,	September 30,
		2024	2024	2024	2023	2023
Commercial:
Commercial real estate - investor		$5,273,159	$5,324,994	$5,322,755	$5,353,974	$5,334,279
Commercial real estate - owner-occupied		841,930	857,710	914,582	943,891	957,216
Commercial and industrial		660,879	616,400	677,176	666,532	652,119
Total commercial		6,775,968	6,799,104	6,914,513	6,964,397	6,943,614
Consumer:
Residential real estate		3,003,213	2,977,698	2,965,276	2,979,534	2,928,259
Home equity loans and lines and other consumer ("other consumer")		242,975	242,526	245,859	250,664	251,698
Total consumer		3,246,188	3,220,224	3,211,135	3,230,198	3,179,957
Total loans		10,022,156	10,019,328	10,125,648	10,194,595	10,123,571
Deferred origination costs (fees), net		10,508	10,628	9,734	9,263	8,462
Allowance for loan credit losses		(69,066)	(68,839)	(67,173)	(67,137)	(63,877)
Loans receivable, net		$9,963,598	$9,961,117	$10,068,209	$10,136,721	$10,068,156
Mortgage loans serviced for others		$142,394	$104,136	$89,555	$68,217	$52,796
	At September 30, 2024 Average Yield
Loan pipeline (1):
Commercial	8.28%	$199,818	$166,206	$66,167	$124,707	$50,756
Residential real estate	6.09	137,978	80,330	57,340	49,499	66,682
Other consumer	8.94	13,788	12,586	13,030	8,819	13,795
Total	7.45%	$351,584	$259,122	$136,537	$183,025	$131,233

	For the Three Months Ended
	September 30,		June 30,	March 31,	December 31,	September 30,
	2024		2024	2024	2023	2023
	Average Yield
Loan originations:
Commercial	7.99%	$245,886	$56,053	$123,010	$94,294	$90,263
Residential real estate	6.51	169,273	121,388	78,270	113,227	92,299
Other consumer	8.98	15,760	16,970	11,405	16,971	17,019
Total	7.44%	$430,919	$194,411	$212,685	$224,492	$199,581
Loans sold		$65,296	$45,045	$29,965	$20,138	$15,404
(1)Loan pipeline includes loans approved but not funded.

DEPOSITS	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Type of Account
Non-interest-bearing	$1,638,447	$1,632,521	$1,639,828	$1,657,119	$1,827,381
Interest-bearing checking	3,896,348	3,667,837	3,865,699	3,911,766	3,708,874
Money market	1,288,555	1,210,312	1,150,979	1,021,805	860,025
Savings	1,071,946	1,115,688	1,260,309	1,398,837	1,484,000
Time deposits (1)	2,220,871	2,367,659	2,320,036	2,445,422	2,653,649
Total deposits	$10,116,167	$9,994,017	$10,236,851	$10,434,949	$10,533,929
(1)Includes brokered time deposits of $201.0 million, $401.6 million, $543.4 million, $631.5 million, and $995.5 million at September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023, respectively.

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY (1)	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Non-performing loans:
Commercial real estate - investor	$12,478	$19,761	$21,507	$20,820	$20,723
Commercial real estate - owner-occupied	4,368	4,081	3,355	351	240
Commercial and industrial	122	434	567	304	1,120
Residential real estate	9,108	7,213	7,181	5,542	5,624
Other consumer	2,063	1,933	2,401	2,531	2,391
Total non-performing loans	$28,139	$33,422	$35,011	$29,548	$30,098
Delinquent loans 30 to 89 days	$15,458	$9,655	$17,534	$19,202	$20,591
Modifications to borrowers experiencing financial difficulty (2)
Non-performing (included in total non-performing loans above)	$8,409	$8,677	$9,075	$6,420	$6,679
Performing	26,655	27,184	15,619	15,361	7,645
Total modifications to borrowers experiencing financial difficulty (2)	$35,064	$35,861	$24,694	$21,781	$14,324
Allowance for loan credit losses	$69,066	$68,839	$67,173	$67,137	$63,877
Allowance for loan credit losses as a percent of total loans receivable (3)	0.69%	0.69%	0.66%	0.66%	0.63%
Allowance for loan credit losses as a percent of total non-performing loans (3)	245.45	205.97	191.86	227.21	212.23
Non-performing loans as a percent of total loans receivable	0.28	0.33	0.35	0.29	0.30
Non-performing assets as a percent of total assets	0.21	0.25	0.26	0.22	0.22
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$15,323	$16,058	$16,700	$16,122	$18,640
Non-performing PCD loans	2,887	2,841	3,525	3,183	3,177
Delinquent PCD and non-performing loans 30 to 89 days	1,279	1,188	2,088	1,516	13,007
PCD modifications to borrowers experiencing financial difficulty (2)	760	759	764	771	750
Asset quality, excluding PCD loans (4)
Non-performing loans	25,252	30,581	31,486	26,365	26,921
Delinquent loans 30 to 89 days (excludes non-performing loans)	14,179	8,467	15,446	17,686	7,584
Modifications to borrowers experiencing financial difficulty (2)	34,304	35,102	23,930	21,010	13,574
Allowance for loan credit losses as a percent of total non-performing loans (3)	273.51%	225.10%	213.34%	254.64%	237.28%
Non-performing loans as a percent of total loans receivable	0.25	0.31	0.31	0.26	0.27
Non-performing assets as a percent of total assets	0.19	0.23	0.23	0.19	0.20
(1)The quarters ended September 30, 2023 and 2024 include the addition and subsequent resolution of a single commercial relationship exposure of $7.2 million, which had life-to-date charge-offs of $10.0 million.
(2)Balances include both modifications to borrowers experiencing financial difficulty, in accordance with ASU 2022-02 adopted on January 1, 2023, and previously existing troubled debt restructurings.
(3)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $5.7 million, $6.1 million, $7.0 million, $7.5 million and $8.8 million at September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023, respectively.
(4)All balances and ratios exclude PCD loans.

(continued)

NET LOAN RECOVERIES (CHARGE-OFFS)	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Net loan recoveries (charge-offs):
Loan charge-offs (1)	$(124)	$(1,600)	$(441)	$(98)	$(8,379)
Recoveries on loans	212	148	92	63	108
Net loan recoveries (charge-offs)	$88	$(1,452)	$(349)	$(35)	$(8,271)
Net loan recoveries (charge-offs) to average total loans (annualized)	NM*	0.06%	0.01%	—%	0.33%
Net loan recoveries (charge-offs) detail:
Commercial	$129	$(1,576)	$(35)	$9	$(8,332)
Residential real estate	(6)	87	66	9	17
Other consumer	(35)	37	(380)	(53)	44
Net loan recoveries (charge-offs)	$88	$(1,452)	$(349)	$(35)	$(8,271)
(1)The three months ended June 30, 2024 and September 30, 2023 includes charge-offs related to a single commercial real estate relationship of $1.6 million and $8.4 million, respectively.
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$210,245	$2,971	5.62%	$132,574	$1,770	5.37%	$470,825	$6,440	5.43%
Securities (2)	2,063,633	21,919	4.23	2,058,711	21,607	4.22	1,873,450	18,039	3.82
Loans receivable, net (3)
Commercial	6,782,777	102,881	6.03	6,845,988	102,620	6.03	6,923,743	103,069	5.91
Residential real estate	2,992,138	29,677	3.97	2,978,749	29,072	3.90	2,918,612	26,765	3.67
Other consumer	242,942	4,077	6.68	246,024	4,357	7.12	252,126	4,097	6.45
Allowance for loan credit losses, net of deferred loan costs and fees	(59,063)	—	—	(58,270)	—	—	(53,959)	—	—
Loans receivable, net	9,958,794	136,635	5.46	10,012,491	136,049	5.46	10,040,522	133,931	5.30
Total interest-earning assets	12,232,672	161,525	5.26	12,203,776	159,426	5.25	12,384,797	158,410	5.08
Non-interest-earning assets	1,206,024			1,237,442			1,252,416
Total assets	$13,438,696			$13,441,218			$13,637,213
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,856,281	21,731	2.24%	$3,862,060	21,043	2.19%	$3,692,500	14,938	1.61%
Money market	1,256,536	11,454	3.63	1,183,429	10,482	3.56	832,729	5,698	2.71
Savings	1,088,926	2,218	0.81	1,164,203	2,604	0.90	1,391,811	3,311	0.94
Time deposits	2,339,370	26,915	4.58	2,337,458	25,942	4.46	2,867,921	29,340	4.06
Total	8,541,113	62,318	2.90	8,547,150	60,071	2.83	8,784,961	53,287	2.41
FHLB Advances	757,535	9,140	4.80	711,801	8,746	4.94	701,343	8,707	4.93
Securities sold under agreements to repurchase	75,871	491	2.57	72,305	478	2.66	76,620	261	1.35
Other borrowings	499,839	7,357	5.86	541,266	7,868	5.85	317,210	5,159	6.45
Total borrowings	1,333,245	16,988	5.07	1,325,372	17,092	5.19	1,095,173	14,127	5.12
Total interest-bearing liabilities	9,874,358	79,306	3.20	9,872,522	77,163	3.14	9,880,134	67,414	2.71
Non-interest-bearing deposits	1,634,743			1,626,165			1,841,198
Non-interest-bearing liabilities	240,560			268,078			272,982
Total liabilities	11,749,661			11,766,765			11,994,314
Stockholders’ equity	1,689,035			1,674,453			1,642,899
Total liabilities and equity	$13,438,696			$13,441,218			$13,637,213
Net interest income		$82,219			$82,263			$90,996
Net interest rate spread (4)			2.06%			2.11%			2.37%
Net interest margin (5)			2.67%			2.71%			2.91%
Total cost of deposits (including non-interest-bearing deposits)			2.44%			2.37%			1.99%

(continued)

	For the Nine Months Ended September 30,
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$168,822	$6,966	5.51%	$304,184	$11,661	5.13%
Securities (2)	2,073,552	65,782	4.24	1,919,660	51,124	3.56
Loans receivable, net (3)
Commercial	6,851,021	309,922	6.04	6,892,456	295,199	5.73
Residential real estate	2,981,822	87,345	3.91	2,895,601	77,862	3.59
Other consumer	245,777	12,538	6.81	257,063	11,694	6.08
Allowance for loan credit losses, net of deferred loan costs and fees	(58,825)	—	—	(52,626)	—	—
Loans receivable, net	10,019,795	409,805	5.46	9,992,494	384,755	5.15
Total interest-earning assets	12,262,169	482,553	5.25	12,216,338	447,540	4.90
Non-interest-earning assets	1,216,562			1,234,942
Total assets	$13,478,731			$13,451,280
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,881,344	63,570	2.19%	$3,757,417	33,171	1.18%
Money market	1,177,612	31,107	3.53	744,689	11,136	2.00
Savings	1,202,533	9,284	1.03	1,336,497	4,034	0.40
Time deposits	2,363,542	78,283	4.42	2,388,299	64,210	3.59
Total	8,625,031	182,244	2.82	8,226,902	112,551	1.83
FHLB Advances	704,911	25,657	4.86	1,055,106	38,530	4.88
Securities sold under agreements to repurchase	72,239	1,380	2.55	73,441	544	0.99
Other borrowings	513,951	22,566	5.86	302,649	14,008	6.19
Total borrowings	1,291,101	49,603	5.13	1,431,196	53,082	4.96
Total interest-bearing liabilities	9,916,132	231,847	3.12	9,658,098	165,633	2.29
Non-interest-bearing deposits	1,631,841			1,913,624
Non-interest-bearing liabilities	251,878			253,014
Total liabilities	11,799,851			11,824,736
Stockholders’ equity	1,678,880			1,626,544
Total liabilities and equity	$13,478,731			$13,451,280
Net interest income		$250,706			$281,907
Net interest rate spread (4)			2.13%			2.61%
Net interest margin (5)			2.73%			3.09%
Total cost of deposits (including non-interest-bearing deposits)			2.37%			1.48%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Selected Financial Condition Data:
Total assets	$13,488,483	$13,321,755	$13,418,978	$13,538,253	$13,498,183
Debt securities available-for-sale, at estimated fair value	911,753	721,484	744,944	753,892	453,208
Debt securities held-to-maturity, net of allowance for securities credit losses	1,075,131	1,105,843	1,128,666	1,159,735	1,189,339
Equity investments	95,688	104,132	103,201	100,163	97,908
Restricted equity investments, at cost	98,545	92,679	85,689	93,766	82,484
Loans receivable, net of allowance for loan credit losses	9,963,598	9,961,117	10,068,209	10,136,721	10,068,156
Deposits	10,116,167	9,994,017	10,236,851	10,434,949	10,533,929
Federal Home Loan Bank advances	891,860	789,337	658,436	848,636	606,056
Securities sold under agreements to repurchase and other borrowings	501,090	504,490	492,520	269,604	279,164
Total stockholders’ equity	1,694,508	1,676,669	1,665,837	1,661,945	1,637,604

	For the Three Months Ended,
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Selected Operating Data:
Interest income	$161,525	$159,426	$161,602	$160,434	$158,410
Interest expense	79,306	77,163	75,378	72,610	67,414
Net interest income	82,219	82,263	86,224	87,824	90,996
Provision for credit losses	517	3,114	591	3,153	10,283
Net interest income after provision for credit losses	81,702	79,149	85,633	84,671	80,713
Other income (excluding activity related to debt and equity investments and sale of trust business)	11,826	10,098	9,201	9,685	9,310
Net gain on equity investments	1,420	887	1,923	2,176	1,452
Net gain on sale of trust business	1,438	—	1,162	—	—
Operating expenses (excluding FDIC special assessment and merger related expenses)	62,067	58,620	58,254	58,526	64,484
FDIC special assessment	—	—	418	1,663	—
Merger related expenses	1,669	—	—	—	—
Income before provision for income taxes	32,650	31,514	39,247	36,343	26,991
Provision for income taxes	7,464	7,082	10,637	8,591	6,459
Net income	25,186	24,432	28,610	27,752	20,532
Net income (loss) attributable to non-controlling interest	70	59	(57)	70	(135)
Net income attributable to OceanFirst Financial Corp.	$25,116	$24,373	$28,667	$27,682	$20,667
Net income available to common stockholders	$24,112	$23,369	$27,663	$26,678	$19,663
Diluted earnings per share	$0.42	$0.40	$0.47	$0.46	$0.33
Net accretion/amortization of purchase accounting adjustments included in net interest income	$741	$1,086	$921	$1,604	$1,745

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	0.71%	0.70%	0.82%	0.78%	0.57%
Return on average tangible assets (3) (4)	0.74	0.73	0.85	0.81	0.59
Return on average stockholders’ equity (3)	5.68	5.61	6.65	6.41	4.75
Return on average tangible stockholders’ equity (3) (4)	8.16	8.10	9.61	9.33	6.93
Return on average tangible common equity (3) (4)	8.57	8.51	10.09	9.81	7.29
Stockholders’ equity to total assets	12.56	12.59	12.41	12.28	12.13
Tangible stockholders’ equity to tangible assets (4)	9.10	9.08	8.92	8.80	8.64
Tangible common equity to tangible assets (4)	8.68	8.64	8.49	8.38	8.21
Net interest rate spread	2.06	2.11	2.23	2.25	2.37
Net interest margin	2.67	2.71	2.81	2.82	2.91
Operating expenses to average assets	1.89	1.75	1.74	1.76	1.88
Efficiency ratio (5)	65.77	62.86	59.56	60.38	63.37
Loan-to-deposit ratio	99.10	100.30	98.90	97.70	96.10

	For the Nine Months Ended September 30,
	2024	2023
Performance Ratios (Annualized):
Return on average assets (3)	0.74%	0.73%
Return on average tangible assets (3) (4)	0.77	0.76
Return on average stockholders’ equity (3)	5.98	6.03
Return on average tangible stockholders’ equity (3) (4)	8.62	8.85
Return on average tangible common equity (3) (4)	9.05	9.31
Net interest rate spread	2.13	2.61
Net interest margin	2.73	3.09
Operating expenses to average assets	1.79	1.88
Efficiency ratio (5)	62.71	62.15

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$152,797	$150,519	$236,891	$335,769	$336,913
Nest Egg AUA/M	430,413	403,647	407,478	401,420	385,317
Total AUA/M	583,210	554,166	644,369	737,189	722,230
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share at end of period	29.02	28.67	28.32	27.96	27.56
Tangible book value per common share at end of period (4)	19.28	18.93	18.63	18.35	17.93
Common shares outstanding at end of period	58,397,094	58,481,418	58,812,498	59,447,684	59,421,498
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	39	39	39	39	38
Quarterly Average Balances
Total securities	$2,063,633	$2,058,711	$2,098,421	$1,863,136	$1,873,450
Loans receivable, net	9,958,794	10,012,491	10,088,771	10,089,161	10,040,522
Total interest-earning assets	12,232,672	12,203,776	12,350,384	12,349,140	12,384,797
Total goodwill and core deposit intangible	513,731	514,535	515,356	516,289	517,282
Total assets	13,438,696	13,441,218	13,556,720	13,593,107	13,637,213
Time deposits	2,339,370	2,337,458	2,414,063	2,596,706	2,867,921
Total deposits (including non-interest-bearing deposits)	10,175,856	10,173,315	10,422,332	10,633,516	10,626,159
Total borrowings	1,333,245	1,325,372	1,214,219	1,016,722	1,095,173
Total interest-bearing liabilities	9,874,358	9,872,522	10,001,968	9,910,739	9,880,134
Non-interest bearing deposits	1,634,743	1,626,165	1,634,583	1,739,499	1,841,198
Stockholders' equity	1,689,035	1,674,453	1,673,040	1,650,699	1,642,899
Tangible stockholders’ equity (4)	1,175,304	1,159,918	1,157,684	1,134,410	1,125,617

Quarterly Yields and Costs
Total securities	4.23%	4.22%	4.27%	3.81%	3.82%
Loans receivable, net	5.46	5.46	5.46	5.40	5.30
Total interest-earning assets	5.26	5.25	5.26	5.16	5.08
Time deposits	4.58	4.46	4.24	4.13	4.06
Total cost of deposits (including non-interest-bearing deposits)	2.44	2.37	2.31	2.22	1.99
Total borrowed funds	5.07	5.19	5.14	5.13	5.12
Total interest-bearing liabilities	3.20	3.14	3.03	2.91	2.71
Net interest spread	2.06	2.11	2.23	2.25	2.37
Net interest margin	2.67	2.71	2.81	2.82	2.91
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity (also referred to as “tangible book value”) excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Core Earnings:
Net income available to common stockholders (GAAP)	$24,112	$23,369	$27,663	$26,678	$19,663
(Less) add non-recurring and non-core items:
Net gain on equity investments	(1,420)	(887)	(1,923)	(2,176)	(1,452)
Net gain on sale of trust business	(1,438)	—	(1,162)	—	—
FDIC special assessment	—	—	418	1,663	—
Merger related expenses	1,669	—	—	—	—
Income tax expense on items	270	188	642	129	351
Core earnings (Non-GAAP)	$23,193	$22,670	$25,638	$26,294	$18,562
Income tax expense	$7,464	$7,082	$10,637	$8,591	$6,459
Provision for credit losses	517	3,114	591	3,153	10,283
Less: income tax expense on non-core items	270	188	642	129	351
Core earnings PTPP (Non-GAAP)	$30,904	$32,678	$36,224	$37,909	$34,953
Core earnings diluted earnings per share	$0.39	$0.39	$0.44	$0.45	$0.32
Core earnings PTPP diluted earnings per share	$0.53	$0.56	$0.62	$0.65	$0.59

Core Ratios (Annualized):
Return on average assets	0.69%	0.68%	0.76%	0.77%	0.54%
Return on average tangible stockholders’ equity	7.85	7.86	8.91	9.20	6.54
Return on average tangible common equity	8.24	8.26	9.36	9.67	6.88
Efficiency ratio	66.00	63.47	61.05	60.02	64.29

(continued)

	For the Nine Months Ended September 30,
	2024	2023
Core Earnings:
Net income available to common stockholders (GAAP)	$75,144	$73,335
Add (less) non-recurring and non-core items:
Net (gain) loss on equity investments(1)	(4,230)	1,300
Net loss on sale of investments(1)	—	5,305
Net gain on sale of trust business	(2,600)	—
FDIC special assessment	418	—
Merger related expenses	1,669	22
Branch consolidation expense, net	—	70
Income tax expense (benefit) on items	1,100	(1,608)
Core earnings (Non-GAAP)	$71,501	$78,424
Income tax expense	$25,183	$24,109
Provision for credit losses	4,222	14,525
Less: income tax expense (benefit) on non-core items	1,100	(1,608)
Core earnings PTPP (Non-GAAP)	$99,806	$118,666
Core diluted earnings per share	$1.22	$1.33
Core earnings PTPP diluted earnings per share	$1.71	$2.01

Core Ratios (Annualized):
Return on average assets	0.71%	0.78%
Return on average tangible stockholders’ equity	8.20	9.46
Return on average tangible common equity	8.61	9.96
Efficiency ratio	63.49	60.79
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities for the three months ended March 31, 2023. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively, for the three months ended March 31, 2023.

(continued)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Tangible Equity:
Total stockholders' equity	$1,694,508	$1,676,669	$1,665,837	$1,661,945	$1,637,604
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	7,056	7,859	8,669	9,513	10,489
Tangible stockholders' equity	1,181,306	1,162,664	1,151,022	1,146,286	1,120,969
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$1,125,779	$1,107,137	$1,095,495	$1,090,759	$1,065,442

Tangible Assets:
Total assets	$13,488,483	$13,321,755	$13,418,978	$13,538,253	$13,498,183
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	7,056	7,859	8,669	9,513	10,489
Tangible assets	$12,975,281	$12,807,750	$12,904,163	$13,022,594	$12,981,548

Tangible stockholders' equity to tangible assets	9.10%	9.08%	8.92%	8.80%	8.64%
Tangible common equity to tangible assets	8.68%	8.64%	8.49%	8.38%	8.21%